Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of CorMedix Inc. (the “Company”) on Form S-8 (File Nos. 333-170498, 333-192840, 333-212430, 333-235556 and 333-268019) and on Form S-3 (File Nos. 333-211695, 333-223562, 333-227846, 333-249901, and 333-258756) of our report dated March 29, 2022, with respect to our audit of the consolidated financial statements of the Company as of December 31, 2021 and for the year ended December 31, 2021, which report is included in this Annual Report on Form 10-K of CorMedix Inc. for the year ended December 31, 2022. We were dismissed as auditors on October 17, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference for the periods after the date of our dismissal.

/s/ Friedman LLP

Friedman LLP

Marlton, New Jersey

March 30, 2023